UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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Explanatory Note
This notice is being refiled to include the cover page which was previously omitted.

May 1, 2024

Dear Stockholders,
On behalf of the Compensation Committee of the Board of Directors of Dynex Capital, Inc. (“the Company” or “Dynex”), we are writing to provide you with additional information to supplement the material in the Company’s proxy statement (“Proxy Statement”) for use at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 17, 2024 at 9:00 am Eastern Time. Specifically, we would like to provide additional context around the Company’s executive compensation program that we believe will be helpful for stockholders.
Summary
•Our Compensation Committee works with Ferguson Partners Consulting L.P. (“FPC”) as a compensation consultant to select an appropriate peer group for the Company. Our peer group consists of internally managed public residential mortgage real estate investment trusts (“REITs”) that have similar market capitalization (market capitalization correlates closely with capital in the REIT industry), that are similar to us based on business strategy, asset class focus, and the executives of the peers are required to have comparable skills and experience as the Company’s executives. We have used this peer group consistently over the years, with appropriate updates, and we believe it properly correlates with the Company’s business.

•In 2023, we renegotiated the employment contracts of Byron Boston, our CEO, and Smriti Popenoe, our President and CIO, in connection with Mr. Boston’s assumption of the Chairman title, while continuing as CEO, and Ms. Popenoe’s promotion to President and CIO. In that process, the Compensation Committee increased their salaries and made a one-time bridge equity grant of restricted stock units (“RSUs”). The RSU grants were a one-time grant designed to further align compensation with the median compensation of the Company’s peer group, provide leadership stability for the Company and its shareholders, and provide appropriate incentives for the executive officers to focus on important strategic initiatives of the Company during the next several years as disclosed in the Proxy Statement.

How we develop our peer group
In determining the compensation of the Company’s executive officers, the Compensation Committee engaged the services of FPC as a compensation consultant to assist the Committee in determining appropriate compensation levels for the executive officers using the executive compensation structures and the financial performance of a group of comparable companies. Our methodology for choosing peers, and the companies in the current peer group, have not materially changed in recent years.
The Company’s peer group focuses principally on internally managed public residential mortgage REITs that have similar market capitalization, that are similar to us based on business strategy, asset class focus, and size, and the executives of which are required to have similar skills and experience as our executives. As an internally managed public mortgage REIT, capital is an important metric in assessing the Company’s value. In the REIT industry, market capitalization correlates closely to capital. We would like to note that, for our business, capital is a more important financial metric for determining our peers than revenue. Capital indicates how much risk the management team is managing and the size of the Company’s portfolio. Revenue can be influenced by operational or accounting factors that may not reflect the size and scope of the business or the complexity of the Company’s operations. A peer group using solely revenue as a screening tool would result in a peer group that may not resemble the Company’s direct competitors.
To attract and retain executives with the necessary skill sets and expertise to operate a company like Dynex, we believe it is imperative the Compensation Committee recognizes the metrics that are relevant in the REIT industry and benchmarks against a relevant peer group developed utilizing those metrics. The peer group used by our Compensation Committee, as recommended by FPC, is generally comprised of 5 to 10 companies that have comparable market capitalization within a range and are direct competitors or who are industry-relevant. The Compensation Committee determined to exclude externally managed mortgage REITs from our peer group due to the limited publicly available comparative compensation data for their executives.
Peer Group Developed by the Compensation Committee and FPC

Name	Sector / Description	Capital $ in Millions (as of 12/31/2023)
Chimera Investment Corporation	Mortgage REIT	$2,558.9
Hannon Armstrong Sustainable Infrastructure Capital, Inc.	Infrastructure REIT	$2,141.6
New York Mortgage Trust, Inc.	Mortgage REIT	$1,628.1
Redwood Trust, Inc.	Mortgage REIT	$1,202.7
Granite Point Mortgage Trust, Inc.	Mortgage REIT	$859.0
MFA Financial, Inc.	Mortgage REIT	$1,899.9
PennyMac Mortgage Investment Trust	Mortgage REIT	$1,957.1
Two Harbors Investment Corp.	Mortgage REIT	$2,203.4

Dynex Capital	Mortgage REIT	$870.7

How we set executive pay using our peers for 2023
Throughout the most recent contract period, which ended in 2023, the Compensation Committee monitored the target compensation of the Company’s peers. In renegotiating the CEO’s and CIO’s contracts in 2023 in connection with Mr. Boston’s assumption of the Chairman title, while continuing as CEO, and Ms. Popenoe’s promotion to President and CIO, the Compensation Committee noted that their compensation had fallen below the median target compensation of the peer group. Based on the experience and performance of these executives, the Compensation Committee determined that it was appropriate for Mr. Boston and Ms. Popenoe to receive salary increases. The adjustments were made to move Ms. Popenoe and Mr. Boston closer to the median 2022 salary for the peer group based on the analysis reviewed by the Compensation Committee. Mr. Colligan’s base salary was set at an annualized rate of $500,000 when he joined the Company in July 2022 and remained the same for 2023.
In connection with the contract negotiation, Ms. Popenoe and Mr. Boston were each granted RSUs with a market value of $1.5 million in September 2023 to bridge the gap between their former total compensation, which was below the median of the Company’s peers, and the new total compensation, which is now closer in line with such peers. These bridge grants were one-time awards that, for 2023 only, changed the overall proportion of RSUs and performance share units (PSUs) granted in a year from the normal ratio of 60% PSU / 40% RSU to 30% PSU / 70% RSU for our CEO and 26% PSU / 74% RSU for our President and CIO. The bridge grants were made to align compensation with peer companies, and they are not intended to recur each year. Beginning in 2024, Mr. Boston's, Ms. Popenoe and Mr. Colligan's equity targets were increased to be in line with peers going forward. We expect 2024 equity compensation grants to be based on our customary ratio of 60% PSU and 40% RSU.
The following table compares the 2022 compensation of CEOs of our peer group to the 2022 compensation of our CEO, in each case based on the proxy statements filed in 2023, and illustrates that our CEO’s 2022 compensation was significantly below its peers:

Peer Name	Ticker	2022 Base Salary	2022 Annual Incentive	2022 Long-Term Incentive	2022 Total
Chimera Investment Corporation	CIM	$750,000	$3,712,500	$1,463,378	$5,925,878
Redwood Trust	RWT	$900,000	$450,000	$4,000,000	$5,350,000
Two Harbors Investment Corp.	TWO	$875,000	$1,241,275	$2,051,674	$4,167,949
PennyMac Mortgage Investment Trust	PMT	$1,000,000	$3,980,000	$5,589,092	$10,569,092
MFA Financial	MFA	$800,000	$2,250,000	$3,200,032	$6,250,032
Hannon Armstrong	HASI	$825,000	$2,747,250	$4,430,369	$8,002,619
New York Mortgage Trust	NYMT	$825,000	$1,242,500	$2,397,554	$4,465,054
Granite Point Mortgage Trust	GPMT	$1,000,000	$500,000	$2,249,979	$3,749,979

25th Percentile		$818,750	$1,055,956	$2,200,403	$4,390,778
Median		$850,000	$1,746,250	$2,798,793	$5,637,939
Average		$871,875	$2,015,441	$3,172,760	$6,060,075
75th Percentile		$925,000	$2,988,563	$4,107,592	$6,688,179

Dynex Capital Inc.	DX	$800,000	$1,824,444	$1,480,618	$4,105,062

As shown in our Proxy Statement, the comparable 2023 compensation for our CEO and President and CIO are as follows:

Dynex Capital Inc.	2023 Base Salary	2023 Annual Incentive	2023 Long-Term Incentive	2023 Total
CEO	$850,000	$2,269,800	$2,931,062	$6,050,862
President and CIO	$750,000	$2,017,600	$2,595,663	$5,363,263

Our confidence in our program
Dynex has historically had significant stockholder support of Say-on-Pay proposals in recent years, with 92% support on compensation matters in 2022 and 2023. With the exception of the bridge grants and compensation increases in 2023, we have not materially changed the structure of our program in recent years. We continue to believe our pay, both in terms of target opportunity and design, is aligned with our appropriately constructed peer group.
As we discussed above, the compensation increases and bridge grants in 2023 were made to align CEO and CIO compensation with peers and were granted concurrently with the CEO and CIO contract negotiations. Both executives took on new roles in 2023 as part of our strategic plan. Our CEO assumed the Chairman title and our President and CIO was promoted from the Co-CIO position. After their appointment, Dynex successfully executed a board refreshment process, which is discussed in the Proxy Statement. The Board and Compensation Committee believe it important to provide leadership stability for Dynex and its stockholders, and to provide appropriate incentives for the executive officers to focus on important strategic initiatives for Dynex.
We thank you for your continued support and request that you vote “FOR” Proposal 2: Advisory Vote to Ratify Named Executive Officers' Compensation (“Say on Pay”) at the upcoming 2024 Annual Meeting.
Sincerely,

The Compensation Committee